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                       STOCK PURCHASE AND SALE AGREEMENT

     This Stock Purchase and Sale Agreement (this "Agreement") is made and entered into as of the 5th day of April, 1999, by and between John T. Madden and Patty L. Madden (collectively, "Sellers") and Structural Holdings, Inc., and its successors or assigns ("Buyer"), with reference to the following:

          (a) Sellers own all of the issued and outstanding capital stock of H&M Steel, Inc., an Oklahoma corporation (the "Company"), consisting of 50 shares of $1.00 par value common stock (the "Shares"); and

          (b) Sellers desire to sell and Buyer desires to purchase all of the Shares upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the respective covenants herein contained, Sellers and Buyers agree as follows:

     1. SALE AND PURCHASE OF SHARES. At the Closing, upon the terms and subject to the conditions hereinafter set forth, Sellers shall sell, assign and deliver to Buyer and Buyer shall purchase and accept from Sellers the Shares.

     2. PURCHASE PRICE. The purchase price to be paid by Buyer to Sellers for the Shares shall be Three Million Nine Hundred Eleven Thousand and No/100 Dollars ($3,911,000.00), subject to adjustment as provided hereinafter.

     3. MANNER OF PAYMENT. At the Closing, Buyer shall pay $3,261,000.00 plus interest at the rate of 6% per annum from March 1, 1999 through the Closing Date to Sellers by delivering immediately available funds by wire transfer (in accordance with written instructions delivered to Buyer by Sellers not less than two (2) days before the Closing). In addition, Buyer shall execute a secured promissory note, guaranteed by the Company, in the principal amount of $650,000.00 payable to the order of the Sellers, accruing interest at six percent (6%) effective March 1, 1999 in the form attached hereto as Exhibit 3.1 (the "Note") and Exhibit 3.5 (the "Guaranty"). The Guaranty shall be secured pursuant to the terms of a Security Agreement in the form attached hereto as Exhibit 3.2 and a Mortgage in the form attached hereto as Exhibit 3.3. Contemporaneous with the execution of this Agreement, Buyer and Sellers shall each deliver $250,000 in readily available United States funds to be held in trust by their respective attorneys pursuant to the terms of the Escrow Instructions attached hereto as Exhibit 3.4.

     4.   CLOSING.

          4.1 PLACE AND DATE. Subject to the conditions contained in this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall be held at Hartzog Conger & Cason, 1600 Bank of Oklahoma Plaza, Oklahoma City, Oklahoma, or such other location as Buyer and Sellers may mutually agree, at 10:00 a.m. local time on or before April 15, 1999 (the "Closing Date"), to be effective March 1, 1999 (the "Effective Date").

          4.2 EXPENSES. Each of the parties shall pay its respective attorneys', accountants' and other consultants' fees and expenses incidental to this transaction.

          4.3    SELLERS' DELIVERIES. At the Closing, Sellers shall deliver to
Buyer: (a) the stock certificate(s) representing the Shares, endorsed in favor of Buyer or accompanied by executed stock powers; (b) the resignations of all officers and directors of the Company; (c) the Certificate described in
Section 8.1; (d) the opinion described in Section 8.2; (e) the Consulting Agreement, in the form attached hereto as Exhibit 7.6, duly executed by Sellers; and (f) the Agreement to Convey Real Estate, in the form attached hereto as Exhibit 7.7, duly executed by Sellers.

          4.4 BUYER'S DELIVERIES. At the Closing, the Buyer shall deliver to Sellers: (a) the purchase price in the manner specified in Section 3; (b) the Secured Promissory Note in the form attached hereto as Exhibit 3.1; (c) the Security Agreement in the form attached hereto as Exhibit 3.2; (d) the Mortgage in the form attached hereto as Exhibit 3.3; (e) the Guaranty in the form attached as Exhibit 3.5; (f) the Certificate described in Section 7.1;
(g) the opinion described in Section 7.2; (h) the Consulting Agreement, in the form attached hereto as Exhibit 7.6, duly executed by Buyer; and (i) the Agreement to Convey Real Estate, in the form attached hereto as Exhibit 7.7, duly executed by Buyer.

          4.5 PUBLICITY: DISCLOSURE TO THIRD PARTIES. Neither party to this Agreement shall disclose or make any press releases, notices or public announcements of the transactions contemplated by this Agreement prior to Closing without the prior written consent of the other party, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify the other party at least twenty-four (24) hours before such disclosure or announcement is expected to be made. Sellers shall cause the Company to comply with Sellers' obligations under this section.

          4.6 TITLE INSURANCE COMMITMENT. At the Closing, Sellers shall furnish to Buyer a preliminary commitment ("Commitment") for issuance by American Guaranty Title Company (the "Title Company") of an ALTA Form B-1970 Owner's Title Insurance Policy (the "Policy"), in the amount of $730,000, which shall show the Company to be owner of fee simple marketable title to the land and building located at 18505 E. Highway 66, Luther, Oklahoma (the "Luther Property") in accordance with the Title Examination Standards of the Oklahoma Bar Association, free and clear of all liens and encumbrances. The Commitment shall show the status of the title to the Luther Property, together with all exceptions, including easements, restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting the Luther Property. Sellers shall transfer ownership of the abstract to the Luther Property and any surveys to the Company at the Closing. All abstracting costs shall be paid by Sellers and all title premiums shall be paid one-half by Sellers and one-half by Buyer.

          4.7 SURVEY. At the Closing, Sellers shall deliver to Buyer a current survey of the Luther Property certified by a registered professional engineer or licensed land surveyor conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, showing no encroachments of the building and improvements across boundary lines or easement lines and showing the location of all easements identified by book and page of recording. The survey shall show all improvements, including water, gas, electric and sewer lines. adjacent streets and other physical matters affecting title and use. The Survey shall disclose any survey defect or encroachment from or onto the Luther Property which has not been cured or insured over prior to the Closing. All survey costs shall be paid one-half by Sellers and one-half by Buyer.

     5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

          5.1 SELLER'S AUTHORITY. Each Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          5.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction,
judgment, order, decree, ruling,   charge,   or other restriction of any
government, governmental agency, or court to which the Company is subject or;
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of the Company's assets is subject.

          5.3 BROKERS' FEES. Neither the Company nor the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except as set forth in
Section 13.

          5.4 ORGANIZATION. Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has full corporate power and authority necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own or use the properties owned and used by it. The Company is qualified or licensed to conduct its business as a foreign corporation in all jurisdictions in which the nature of its business or the properties owned and used by it. The Company is qualified or licensed to conduct its business as a foreign corporation in all jurisdictions in which the nature of its business, each of which is listed on Schedule 5.4. The Company has no Subsidiaries and does not own a direct or indirect equity interest in any corporation, partnership, joint venture, business association or other entity.

          5.5 TITLE TO SHARES. Sellers have good title to the Shares, of record and beneficially, free and clear of all liens, claims, encumbrances and restrictions (other than generally applicable restrictions imposed by state or federal securities laws) of every kind.

          5.6 AUTHORITY. The Company has all requisite right, power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. All corporate action necessary for such execution, delivery and performance by Sellers has been duly and validly taken. This Agreement is a valid and legally binding obligation of Sellers enforceable against Sellers in accordance with its terms.

          5.7 CAPITALIZATION. The authorized capital stock and other securities of the Company, and the issued and outstanding shares of capital stock and other securities of the Company are set forth on Schedule 5.7. All of such issued and outstanding shares of capital stock and other securities listed on Schedule 5.7 have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by Sellers. The Company has no treasury stock. The Company has no other authorized series or class of capital stock or any other securities of any kind. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of capital stock or other securities of the Company (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of the capital stock of the Company or other securities of any kind of the Company. The Company is not a party to any voting agreement, proxy or restriction which affects the voting rights of any of the shares of the capital stock of the Company.

          5.8 FINANCIAL STATEMENTS. Copies of the unaudited (reviewed) balance sheets of the Company as of February 28, 1995, February 29, 1996, February 28, 1997, and February 28, 1999, and the related unaudited (reviewed) income statements for the twelve (12) month periods ended February 28, 1995, February 29, 1996, February 28, 1997 and February 28, 1999, in each case, together with schedules of sales by product and sales by customer for each period, which have been delivered previously to Buyer by Sellers: (a) are accurate and complete statements of the financial condition of the Company and fairly present the financial condition of the Company at such dates and the results of its operations for the periods therein specified; and (b) with respect to all material contracts and commitments of the Company, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income. Specifically, but not by way of limitation, each balance sheet discloses all debts, liabilities and obligations of the Company at the respective balance sheet date, of any nature, whether accrued, absolute, or, to the knowledge of Sellers, contingent or otherwise and whether currently payable or to become payable, and includes adequate reserves for all taxes and other liabilities accrued or due at such dates or to become due but not yet payable. Since February 28, 1999, the Company has conducted its business only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Company other than changes in the ordinary course of business. Schedule 5.8 contains an accurate and complete list of all accounts and notes receivable and accounts and notes payable as of February 28, 1999, in each case, showing amounts due in thirty (30) day aging categories. The physical inventory count and pricing conducted by Company as of the Effective Date, to be delivered by Sellers to Buyer at the Closing, shall be accurate and complete in all material respects. As of the Effective Date: (a) the current assets of the Company will be equal to or greater that the current liabilities of the Company; (b) the book value of the non-current assets of the Company will be equal to or greater than the book value of the non-current assets as of February 28, 1998 (after appropriate adjustments to reflect the permitted distributions described on Schedules 5.11(d), 5.11(e) and 5.11(f); and (c ) the Company will have no non-current liabilities.

          5.9 BORROWED MONIES. The Company has not incurred any indebtedness for borrowed monies which is outstanding and the Company is not in default in any respect under, and is not otherwise in violation re contravention of, any of the terms and provisions of any agreement for the repayment of borrowed monies. Copies of all notes and other documents and instruments evidencing or relating to indebtedness for borrowed monies by the Company have been delivered previously by Sellers to Buyer and are listed on Schedule 5.9.

          5.10 NO UNDISCLOSED LIABILITIES. Except as and to the extent reflected and adequately reserved against the balance sheet as of December 31, 1998, as of said date the Company had no liabilities or obligations (whether accrued, absolute or contingent), including without limitation, any liabilities resulting from failure to comply with any law or any federal, state or local tax liabilities due or to become due whether: (a) incurred in respect of or measured by income for any period prior to the close of business on such date; or (b) arising out of transactions entered into, or any state of facts existing, prior thereto.

          5.11 ABSENCE OF CERTAIN CHANGES. Events or Conditions. Except as set forth in Schedule 5.11, since February 28, 1998, the Company has not, and prior to Closing will not have, other than in the ordinary course on a basis consistent with past practice, (a) conducted its business in a manner substantially different from the business as conducted prior to February 28, 1998; (b) failed to pay any of its creditors within the time agreed unless the existence or amount of indebtedness is being contested in good faith; (c) suffered any labor dispute or material adverse change in its financial position, results of operations, assets, liabilities, net worth or business;
(d) except as disclosed on Schedule 5.11(d), declared or, directly or indirectly, paid any dividends or made any other distributions or payments of any kind with respect to any shares of its capital stock; (e) except as disclosed on Schedule 5.11(e), made any salary or bonus payments to any officer, employee or agent at rates exceeding the respective rates of salary and bonus paid to such officer, employee or agent which were in effect as of February 28, 1998, except periodic bonuses or increases occurring in the ordinary course of business consistent with the Company's past practices; (i) except as disclosed on Schedule 5.11(f) purchased, redeemed, sold or issued any shares of its capital stock or other securities of any nature or any rights, options or warrants related thereto; (g) changed or amended its charter documents or Bylaws; (h) discharged, satisfied, or paid, in whole or in part, any obligation or liability (contingent or absolute), except in the ordinary course of business; (i) paid for or agreed to pay for, or otherwise incurred, any expense with respect to any properties or services which were delivered or rendered to, or for the benefit of, any person, firm or corporation, other than the Company; (j) suffered any damage, destruction or loss, whether or not covered by insurance, having a material adverse effect upon its properties or business; (k) suffered any termination (except by its own terms) of any agreement or commitment to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any rights against any third party; (1) entered into any contract, commitment or transaction which is not in the ordinary course of its business; (m) failed to keep its properties and assets insured with adequate liability and property damage, fire and other casualty coverage; (n) mortgaged, pledged, assigned or encumbered any of its properties or assets;
(o) sold or otherwise disposed of any asset owned by the Company at the close of business on February 28, 1998, or acquired by it since that date; or (p) made any expenditure or commitment for the acquisition of properties or assets of any kind.

          Because the salary and bonus compensation paid to Sellers during fiscal year ending February 28, 1999 was accrued and paid while the parties hereto were subject to a letter of intent, and were negotiating and completing due diligence related to the Agreement, Buyer and Sellers collectively agreed upon the amount to be paid to Sellers as compensation for services. Buyer agrees that the amount paid to Sellers as compensation during the fiscal year ending February 28, 1999 was reasonable in light of all relevant facts and circumstances; provided, however, that Buyer's agreement to the payment of such compensation to Sellers shall in no way be deemed to have waived Sellers' obligation to indemnify Buyer for pre-closing tax liabilities of the Company under Sections 5.12 and 10 of this Agreement.

          5.12 TAX RETURNS AND AUDITS. The Company has: (a) timely filed, for all fiscal periods ended on or before the date of this Agreement, in accordance with applicable laws all foreign, federal, state, county, local and other tax returns required to be filed by it and each such return is accurate and complete; (b) paid all taxes, assessments and similar charges shown to be due and payable on each such return; (c) paid all assessments received by the Company, to the extent such taxes and assessments have become due; and (d) accrued or created reserves for, on its books, records and financial statements, all taxes due or to become due by it for all periods ending before, on or with the date of this Agreement, including, without limitation, any accumulated earnings tax imposed pursuant to Sections 531-537 of the Internal Revenue Code of 1986, as amended (the "Code"). The federal income tax liability of the Company has not been examined by the Internal Revenue Service. The state income tax liability of the Company for any taxable year has not been examined by the applicable state agency. The federal and state income tax liabilities of the Company have been satisfied for all fiscal years prior to and including the fiscal year ended February 28, 1999. The Company has not been delinquent in the payment of any tax, assessment or governmental charge. Except as disclosed on Schedule 5.12, the Company has had no tax deficiency proposed or assessed against it and the Company has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Copies of the federal and state income tax returns of the Company, including, without limitation, detailed tax depreciation schedules and all adjustments and amendments to such returns, for each of the three (3) years ended February 28, 1998, which have been delivered previously to Buyer by Sellers are accurate and complete and are consistent with the Company's financial statements (to the extent permissible) for each such period. There is no tax allocation or sharing agreement in existence to which the Company is a party. The Company has made no election with respect to its federal income tax returns except for those indicated in the copies of the tax returns delivered previously by Sellers to Buyer. The Company has withheld or otherwise collected all taxes or amounts it is required to withhold or collect under any applicable foreign, federal, state, county or local law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation, and all such amounts have been timely remitted to the proper authorities. The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii). All receipts have been correctly entered on the books and records of the Company as taxable or nontaxable items and all payments have been correctly entered on the books and records of the Company as deductible or nondeductible payments for federal and state income tax purposes. All such taxable or nontaxable receipts and deductible or nondeductible payments when reported on the federal and state income tax returns of the Company for its taxable year ended February 28, 1999, will be accepted as such in determining the federal and state income tax liabilities of the Company for such taxable year by the Internal Revenue Service and the applicable state agency, respectively.

          5.13 PRODUCT WARRANTY. To the best of Seller's knowledge, each product manufactured, sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, (if any) and the Company has no liability (and Sellers are not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet as of December 31, 1998 (rather than in any notes thereto) as adjusted for the passage of time through the closing date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 5.13 includes copies of the standard terms and conditions of sale or lease for the company(containing applicable guaranty, warranty and indemnity provisions).

          5.14 PRODUCT LIABILITY. The Company has no liability (and Sellers are not aware of any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company.

          5.15 EMPLOYMENT AGREEMENTS AND BENEFIT PLANS.

               (a) Except as disclosed on Schedule 5.15, the Company has no agreement, plan, practice or arrangement (verbal or written) in effect with or with respect to its employees, consultants, sales representatives or agents, including, without limitation, employment, consulting and sales representatives agreements (whether or not including "golden parachute" provisions), collective bargaining agreement, union agreements, pension, profit sharing or retirement plans or agreements, deferred compensation agreements, royalty plans, medical, dental, disability, hospitalization, life, accident, welfare or other benefit plans, stock option or stock purchase plans, bonus plans, severance pay plans, vacation pay programs, retiree
benefits and employee loan plans.   Copies of all such written agreements,
plans, practices and arrangements (and related summary plan descriptions currently in force) listed in Schedule 5.15 (the "Employee Benefit Plans") which have been delivered previously to Buyer by Sellers are accurate and complete. Except as listed on Schedule 5.15, the Company has no employees,
consultants, sales representatives or agents.   Schedule 5.15 contains:   (i)
an accurate and complete description of the vacation and sick pay policies of the Company; and (ii) a list of all the Company employees, consultants, sales representatives and agents and the current position, address, sales territory and rate of compensation, bonus and fringe benefits (for example, use of an automobile or payment of an automobile allowance) for each such employee, consultant, sales representative and agent (including a separate statement of bonuses and fringe benefits not otherwise disclosed herein) and all other persons not presently employed by the Company who are receiving compensation from the Company.

               (b) Each of the Employee Benefit Plans is in full force and effect without amendment or modification and has been operated in accordance with its terms. Through the Closing Date, there will be no change in the operations of the Employee Benefit Plans or in the documents constituting or affecting the Employee Benefit Plans. All required governmental filings have been made with respect to the Employee Benefit Plans. Seller has not received any notice of any pending investigations, proceedings or other matters concerning the Employee Benefit Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation. There are no pending or, to Sellers' knowledge, threatened claims by or disputes with any participants in or beneficiaries of the Employee Benefit Plans, other than benefit claims by participants and beneficiaries made in the normal course of operating the Employee Benefit Plans as to which no dispute exists.

               ( c) Sellers have no knowledge of any facts which could give rise to claims against the Employee Benefit Plans or against any fiduciary of any Employee Benefit Plan other than benefit claims by participants or beneficiaries reasonably expected on the normal course of operating the Employee Benefit Plans. Neither Sellers nor any other fiduciary of any Employee Benefit Plan has given notice to its fiduciary liability insurer of any claims or potential claims against it with respect to any Employee Benefit Plan. Copies of the annual reports of the Employee Benefit Plans filed with the Internal Revenue Service for the fiscal years ended February 29, 1996, February 28, 1997 and February 28, 1998, and all financial statements of the Employee Benefit Plans for the fiscal years ended February 29, 1996, February 28, 1997 and February 28, 1998, which have been delivered previously to Buyer by Sellers are accurate and complete. No "prohibited transaction" as defined in Section 406(a) and (b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or as defined in Code Section 4975, has occurred with respect to any Employee Benefit Plan.

               (d) No employee of the Company is a participant in any multi-employer pension plan (as defined by ERISA) and the Company has no current, contingent or potential liability with respect to any such plan.

               (e) The Company has not incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA with respect to any Employee Benefit Plan maintained by or related to the Company, and the Company has incurred no liability to the Pension Benefit Guaranty Corporation or otherwise under ERISA in connection with any such plan. No reportable event described in Section 4042(a) or Section 4043(b) of ERISA with respect to any such plan has occurred.

               (f) No payment made to any employee, officer, director or independent contractor of the Company (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Company because of the application of Code Sections 280G and 4999 to the Golden Parachute Payment, nor will the Company be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999.

          5.16 LITIGATION. The Company is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree. Except as described at Schedule 5.16 no suit, action, proceeding or other litigation is pending in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which the Company is a party or which affects the business or properties of the Company. There is no governmental proceeding or investigation involving the Company; Sellers have no reason to believe that any such proceeding or investigation is pending or threatened. There are no facts which might reasonably be believed to be a basis for any other actions, suit, proceeding, arbitration, claim, or counterclaim against the Company which would materially and adversely affect either the business of the Company or its assets. There are no existing violations of foreign, federal, state or local laws, ordinances, rules, regulations or orders by the Company which adversely affect the business or property of the Company or the possession, use, occupancy or operation of any facilities of the Company. The Company has not engaged in any discriminatory or unfair labor practices at any of its offices, plants or facilities which have not heretofore been discontinued, and any such discontinued practices have been disclosed in writing to Buyer by Sellers. There is no grievance or other labor dispute pending, or, to the knowledge of Sellers, threatened, against the Company, including unionizing or organizing activities.

          5.17 LICENSES; INTELLECTUAL PROPERTY. The Company Owns or holds all licenses, permits, franchises, titles (including, without limitation, motor vehicle titles and registrations), zoning, approvals and other authorizations (collectively "Authorizations") which are used in or required for the Company's business, owns or holds all patents, trademarks, trade names, the name H&M Steel, Inc. and any logos associated with that name or any derivation thereof, service marks and copyrights, or rights with respect thereto which are used in or required for the Company's business (collectively "Rights").
Schedule 5.17 contains an accurate and complete list, and includes copies, of all such Authorizations and Rights, including, without limitation, existing and/or expired patents. Each such Authorization is valid and sufficient and in full force and effect. The Company has not registered any other trademarks or trade names. To Sellers' knowledge, (a) there is no existing or threatened infringement, misuse or misappropriation by others of any such Rights, (b) there is no pending or threatened claim by Sellers or the Company against others for any such infringement, misuse or misappropriation and (c) there is no pending judicial proceeding involving any claim of and the Company has not received any written notice or claim of any, infringement, misuse or misappropriation by the Company of any right owned by any third party, and (d) there is no pending or existing deficiency in the procedures, policy and documentation that is required for re-certification by the American Institute of Steel Construction, Inc., in September 1999. Neither the execution and delivery nor the consummation of the transactions contemplated hereby will cause a termination of, or interfere in any respect with, any of the Company's continued operations under any such Authorization or Right. Copies of all Authorizations and Rights which have previously been delivered to Buyer are accurate and complete. Nothing herein shall confer any right to Buyer to any name or logo of Sellers.

          5.18 MATERIAL AGREEMENTS.   Except as disclosed on Schedule 5.18,
the Company is not a party to or subject to: (a) any express written or oral agreement with any employee, shareholder, officer, director, general agent or sales representative which is not terminable, without liability, upon sixty
(60) days' notice or could render the Company liable in excess of $5,000; (b) any lease of real or personal property with a remaining term in excess of one year or requiring annual payments in excess of $5,000, in the aggregate; (c) any agreement for the purchase, sale or other disposition of any services or property, tangible or intangible, which provides for the payment or receipt of more than $5,000, in the aggregate per year, (d) any instrument creating a lien, pledge, encumbrance or evidencing or related to indebtedness for borrowed money; (e) any contract containing covenants not to enter into or consummate the transactions contemplated hereby or which will be terminated or modified by the carrying out of such transactions; (f) any contract containing any restrictions on the operations of the Company or its ability to compete in any geographic region or in any line of business; (g) any agreement which by its terms extends for a period (including any mandatory or optional renewal or extension periods) in excess of twelve (12) months and involves annual payments in excess of $5,000; (h) any agreement entered into other than in the ordinary course of business; or (i) any other contract, agreement, document or obligation not of the type described by any of the other specific items of this Section 5.18 involving payments in excess of $5,000, in the aggregate. Each of the contracts, instruments and other documents described on Schedule
5.18 is valid and in full force and effect except for defaults affecting such status by parties to such documents other than the Company, and the copies of all such documents, which have been delivered previously to Buyer by Sellers are accurate and complete. The Company is not in default, or, to the knowledge of Sellers, alleged to be in default, under any of the contracts, instruments or other documents described on Schedule 5.18 to which it is a party or by which it is bound. Except to the extent that reserves have been established therefore in the financial statements described in Section 5.8, to the knowledge of Sellers, no party to any agreement to which the Company is a party is in default thereunder. None of such documents require notice to, or consent or approval of, any third party to any of the transactions contemplated by this Agreement.

          5.19 REAL AND PERSONAL PROPERTIES: OWNED OR LEASED. Schedule 5.19 sets forth (and specifies whether each such item is owned or leased): (a) an accurate and complete legal description of each real property owned or leased by the Company; (b) an accurate and complete description of tangible personal property (including, without limitation, patterns and molds) owned or leased by the Company as reflected on the balance sheet of the Company dated February 28, 1998, including, without limitation, identification of each vehicle by description and serial number, identification of each item of machinery and equipment and general descriptions of parts, supplies and inventory, together with copies of any appraisals, if any, of the Company's real or personal properties made during the three (3) year period ended January 31, 1998; and
(c) an accurate and complete listing of all intangible properties owned or leased by the Company. All of the properties described on Schedule 5.19 are in good operating condition and state of repair, subject to normal wear and tear, and suitable and sufficient for the purposes for which they are currently being used. Schedule 5.19 contains an accurate and complete list of: (i) the name of each bank in which the Company has accounts or safe deposit boxes;
(ii) the name(s) in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto.

          5.20 INSURANCE. The Company maintains in effect, and since January 1, 1993, has maintained in full force and effect, motor vehicle insurance, commercial general liability insurance, including product liability insurance, and workers' compensation insurance policies covering the Company, its properties and operations, and fire and extended coverage insurance with respect to the Company's properties as is necessary to insure adequately and protect its properties and assets. The Company has given Buyer a summary of its insurance policies and a list of all known claims asserted against the Company since February 28, 1995. The Company is a named insured on and the owner of each of the insurance policies. The Company is not subject to any retroactive rate or premium adjustments, except those mandated by the Company's workers compensation insurance policies which have previously been disclosed to Buyer, nor does the Company participate in any deductible insurance on the primary casualty and excess liability programs. All primary casualty and excess liability insurance policies have been written on an occurrence basis. No notice of cancellation or non-renewal of, or disallowance of any claim under, any such policy has been received.

          5.21 BUSINESS RELATIONS. To the best of Sellers' knowledge, no material customer or supplier intends to cease doing business with the Company or to alter the amount of business that any such person is presently doing or will do with the Company. Schedule 5.21 is an accurate and complete list of the customers as of January 31, 1999, the Company serves on an ongoing basis and the suppliers from whom the Company makes purchases on an ongoing basis, including the address and telephone number of each such customer and supplier.

          5.22 TITLE TO PROPERTIES: NO LIENS. The Company has good and valid title to (or, in the case of the oxygen tank described on Schedule 5.18, the right to use of) all properties and assets, real, personal and mixed, tangible and intangible, actually used or necessary for the conduct of its business, free of any encumbrances or charge of any kind. Since July 31, 1998, and except (i) in the ordinary course of business, or (ii) as described in
Schedule 5.1 ltd), 5.1 l(e) and 5.11(f) the Company has not acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, have a value in excess of $5,000 or which are material to the operation of the Company's business as presently conducted.

          5.23 COMPLIANCE WITH LAWS. The Company has materially complied with, and the Company is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, governmental permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively, "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). Except as disclosed on
Schedule 5.23, there has been no assertion by any party that the Company is in material violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 5.23:

               (a) Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Company has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 5.23(e) below), nor has it accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

               (b) During the Company's ownership or leasing of any property owned or leased by it and, to the knowledge of Sellers, prior to the Company's ownership or leasing of such property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any such property.

               (c) During the Company's ownership or leasing of any property owned or leased by it and, to the knowledge of Sellers, prior to the Company's ownership or leasing of such property, no such property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any such property or any real property now or previously owned by the Company. There are no pending and, to Sellers' knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of such property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

               (d) Except as allowed under Environmental Laws, the Company has not knowingly sent, transported or arranged for the transportation or disposal of any known Hazardous Material, to any site, location or facility.

               (e) As used in this Agreement, "Hazardous Material" shall mean the substances: (i) defined as "Hazardous Waste" in 40 C.F.R. 261, and substances defined in any comparable Oklahoma statute or regulation; and (ii) any substance disposed of in a manner not in compliance with Environmental Laws.

               (f)  Sellers  have  delivered  to   Buyer:     (i)  all  known
records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "Records, Notifications and Reports") that (A) are material to the operation of the business of the Company, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances, or otherwise relate to the protection of the public health or the environment, or
(C) were filed with or submitted to appropriate governmental agencies during the past twenty-four (24) months by the Company or its agents; and (ii) all material notifications from such governmental agencies to the Company or its agents in response to or relating to any of such Records, Notifications and Reports.

               (g) If there are any disclosures identified on Schedule 5.23, Buyer, at its option, may require Sellers to obtain a Phase I environmental audit of the Company prior to the Closing.

          5.24 UNDERGROUND STORAGE TANKS. To Sellers' knowledge, (i) except as set forth on Schedule 5.24, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 C.F.R. 280 or Environmental Laws are currently or have been located on any of the Company's property and (ii) except as set forth on Schedule 5.24, the Company has never owned or leased any real property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on Schedule 5.24, Sellers have provided to Buyer, on Schedule 5.24:

               (a) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Company currently owns or leases the property on which the UST is located (and if the Company does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

               (b) the date of installation and specific use or uses of the UST;

               (c) copies of tank and piping tightness tests and cathodic protection tests ans similar studies or reports for each UST;

               (d) a copy of each notice to or from a governmental body or agency relating to the UST;

               (e) other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership;

               (f) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to Sellers' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination; and

               (g) If there are any disclosures identified on Schedule 5.24, Buyer, as its option may require Sellers to obtain a Phase I environmental
audit of the Company prior to Closing.    Except to the extent set forth on
Schedule 5.24, to Sellers' knowledge, the Company has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of any UST described on Schedule 5.24.

          5.25 POWERS OF ATTORNEY. The Company has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Company in any manner.

          5.26 CONDEMNATION. No property owned or leased by the Company is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of Sellers, no such proceedings are threatened.

          5.27 ABSENCE OF CERTAIN BUSINESS PRACTICES. The Company has not directly or indirectly within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company in connection with any actual or proposed transaction which:
(a) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceedings; (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Company; or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

          5.28 CHARTER DOCUMENTS AND BYLAWS. Copies of the charter documents and Bylaws of the Company, which shall be delivered to Buyer by Sellers prior to the Closing, are true, accurate and complete.

          5.29 MINUTE BOOKS AND STOCK RECORD BOOKS. All material corporate action which has heretofore been taken by the shareholders or Board of Directors of the Company, or by any committee of the Company, has been duly authorized, approved and/or ratified. All records available to Sellers and the Company with respect to the issuance, transfer, redemptions and cancellations of shares of capital stock of the Company are contained in the minute books and stock record books of the Company. Copies of such minute books and stock record books shall be delivered to Buyer by Sellers at the Closing.

          5.30 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the performance by Sellers or by the Company of each party's respective obligations hereunder will: (a) violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sellers or the Company under, any of the terms, conditions or provisions of (i) their respective charter documents or Bylaws; or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation, to which Sellers or the Company is a party or to which Sellers or the Company or any of their respective properties or assets may be subject; or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or the Company or any of their respective properties or assets.

          5.31 CONSENTS. No notice to, filing with, or authorization, consent or approval of, any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation by Sellers of the transactions contemplated by this Agreement.

          5.32 RELATED PARTY TRANSACTIONS. Except as disclosed in Schedule 5.32, the Company is not, and has not been since January 1, 1993, a party to any transaction with (a) any current or former officer, director or shareholder; (b) any parent, spouse, child, brother, sister or other family relation of any such officer, director ord shareholder; (c) any corporation or partnership of which any such officer, director or shareholder or any such family relation is an officer, director, partner or greater than 10% shareholder (based on percentage ownership of voting stock); (d) any trust with respect to which any such officer, director, shareholder, family relation, corporation or partnership is a trustee or beneficiary; (e) Sellers; or (f) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended); including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, the loan of funds to or otherwise requiring payments to, any such person or entity.

          5.33 NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, the Company is not a party to, bound by or the subject of any agreement, undertaking or commitment: (a) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; (or (b) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

          5.34 BOOKS, FILES AND RECORDS. The books, files and records of the Company reflect all of the material transactions entered into by the Company or to which the Company is a party. All books, files, records or any other documents which have been provided to potential buyers of the Company for due diligence or any other purposes have been returned to the Company by the potential buyers, or such potential buyers or their counsel have confirmed in writing that such information has been destroyed.

          5.35 DISCLOSURE. No representation or warranty made by Sellers in this Agreement and no statement by Sellers contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnmished to Buyer or hereafter required to be furnished to Buyer, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. All information requested by Buyer relating to the financial position, results of operations, assets and business of the Company which is or which be material to the sale to Buyer for value of the Shares has been provided by Sellers or the Company to Buyer.

          5.36 SURVIVAL. All representations and warranties of Sellers shall be deemed made as of the date of this Agreement and again as of the Closing Date and shall survive the Closing for twelve (12) months except ford the representations and warranties contained in Sections 5.5, 5.12 and 5.22 which, in each case, shall survive the Closing until expiration of any applicable statutes of limitation. None of the representations and warranties of Sellers shall merge into any closing document.

     6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as through the Closing Date were submitted for the date of this Agreement throughout this Section 6).

          6.1 CORPORATE EXISTENCE: QUALIFICATION. Buyer or its assigns is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Oklahoma and other states where it may be organized or doing business.

          6.2 AUTHORITY. Buyer has all requisite right, power and authority to own, lease and operate its properties, to carry on its business as presently being conducted and to perform its obligations under this Agreement. Buyer has been duly authorized and empowered by its Board of Directors to execute, deliver and perform its obligations under this Agreement. All corporate action necessary for such execution, delivery and performance has been duly and validly taken. This Agreement is a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

          6.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will: (a) violate or conflict with any of the provisions of its charter document or Bylaws; or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

          6.4 CONSENTS. Except in connection with or in compliance with the provisions of applicable corporate law, no notice to, filing with, or authorization, consent or approval of, any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

          6.5 SURVIVAL. All representations and warranties of Buyer shall be deemed made as of the date of this Agreement and again as of the Closing Date and shall survive the Closing for twelve (12) months, and none shall merge into any closing document.

          6.6 INVESTMENT. The Shares to be acquired by the Buyer, its successors, assigns or participants pursuant to this Agreement are being acquired for its own account for investment purposes and not for or with a view to the distribution or resale thereof (except in compliance with the Securities Act of 1933, as amended, and any comparable state act). The Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, on the grounds that no distribution or public offering of the Shares is presently contemplated, and that, in this connection, the Company is relying on the Buyer's representations set forth in this Section.

          6.7 ACCREDITED INVESTOR. The Buyer (a) is an "accredited investor" as defined in Rule 501(a) promulgated by the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended, and (b) by reason of its business and financial experience, and the business and financial experience of those persons retained by it to advise it together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment and, at the present time, is able to afford a complete loss of such investment.

          6.8 ILLIQUID INVESTMENT. The Buyer understands that it must bear the economic risk of its investment for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933, as amended, or any applicable states act, and therefore, cannot be offered, sold, pledged or otherwise disposed of without an exemption from the registration requirements thereunder.

          6.9 OPPORTUNITY TO INVESTIGATE. The Buyer has had an opportunity to ask questions of and receive answers from duly designated representatives of the Company concerning its financial condition, products, properties, assets, business and prospects and the terms and conditions of this Agreement. The Buyer has also been afforded an opportunity to examine all documents and other information which the Buyer has requested for the purpose of verifying the information set forth in this Agreement and the exhibits and disclosure schedule attached to the Agreement and for the purpose of answering any questions the Buyer may have concerning the business and affairs of the Company. The Buyer has engaged its own experts and has received due diligence reports on the Company, its management and the industry. After thoroughly considering all the information received by the Buyer, the Buyer has determined that its investment in the Shares is suitable in the light of all circumstances.

          6.10 APPROVAL OF PAST COMPENSATION. Buyer was aware of and consented to the bonus paid to Sellers in February, 1999 during the pendency of this transaction, and in the letter of intent executed by Buyer and Sellers on January 4, 1999.

     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Unless waived, in whole or in part, in writing by Sellers, the obligations of Sellers hereunder are subject to the following conditions:

          7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer contained herein shall be true at and as of the Closing Date, shall be deemed made again at and as of such date and shall be true as so made again (regardless of whether any confirmatory certificate is delivered at the Closing); Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and Sellers shall have received from Buyer a certificate or certificates in such reasonable detail as Sellers may reasonably request, signed by a director or officer of Buyer and dated the Closing Date, to the foregoing effect (the "Buyer Certificate").

          7.2 OPINION OF COUNSEL TO BUYER. Buyer shall have delivered to Sellers a favorable opinion of its counsel, Phillips McFall McCaffrey, McVay & Murray, P.C. dated the Closing Date, in form and substance satisfactory to Sellers and its counsel in substantially the form set forth in Exhibit 7.2.

          7.3 NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          7.4 CONSENTS AND ACTIONS. All requisite consents of any third parties and other actions which Buyer has covenanted to use its best efforts to obtain and take under this Agreement shall have been obtained and completed.

           7.5 APPROVALS OF GOVERNMENT AUTHORITIES. All government approvals necessary or advisable in the opinion of Sellers' counsel to consummate the transactions contemplated by this Agreement shall have been received.

          7.6 CONSULTING AGREEMENT. Sellers and Buyer shall have entered into a Consulting Agreement substantially in the form of Consulting Agreement attached hereto as Exhibit 7.6.

          7.7 AGREEMENT TO CONVEY REAL ESTATE. Sellers and Buyer shall have entered into an Agreement to Convey Real Estate substantially in the form of the Agreement to Convey Real Estate attached hereto as Exhibit 7.7.

     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Unless waived, in whole or in part, in writing by Buyer, in its discretion, all obligations of Buyer hereunder are subject to fulfillment prior to or at the Closing of each of the following conditions:

          8.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.   The
representations and warranties of Sellers contained herein shall be true at and as of the Closing Date, shall be deemed made again at and as of such date and shall be true as so made again (regardless of whether any confirmatory certificate is delivered at the Closing); Sellers shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date;
and Buyer shall have received from Sellers a certificate or certificates in such reasonable detail as Buyer may reasonably request, signed by the President or the Vice President of Sellers and dated the Closing Date, to the foregoing effect (the "Sellers Certificate").

          8.2 OPINION OF COUNSEL. Sellers shall have delivered to Buyer a favorable opinion of their counsel, Hartzog Conger & Cason, dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, in substantially the form set forth in Exhibit 8.2.

          8.3 NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          8.4 DAMAGE. The Company shall not have been materially affected in any adverse way by any act of God, fire, flood, war, labor disturbance, legislation (proposed or enacted) or other event or occurrence, and there shall have been no change in the Company, its financial condition or prospects which would have a material adverse effect thereon.

          8.5 CONSENTS AND ACTIONS. All requisite consents of any third parties and other actions which Sellers have covenanted to use its best efforts to obtain and take under this Agreement shall have been obtained and completed.

          8.6 CONTRACTS. All material contracts and agreements of the Company, including, without limitation, all material contracts and agreements listed on Schedule 5.18, shall be in full force and effect and shall not be materially affected by the consummation of the transactions contemplated hereby.

          8.7 APPROVALS OF GOVERNMENTAL AUTHORITIES. All governmental approvals necessary or advisable in the opinion of Buyer's counsel to consummate the transactions contemplated by this Agreement shall have been received and shall not contain any provision which, in the reasonable business judgment of Buyer, is unduly burdensome.

          8.8 CONSULTING AGREEMENT. Sellers and Buyer shall have entered into a Consulting Agreement substantially in the form of Consulting Agreement attached hereto as Exhibit 7.6.

          8.9 AGREEMENT TO CONVEY REAL ESTATE. Sellers and Buyer shall have entered into an Agreement to Convey Real Estate substantially in the form of the Agreement to Convey Real Estate attached hereto as Exhibit 7.7.

     9.   POST-CLOSING COVENANTS OF SELLERS.

          9.1  RESTRICTIVE COVENANTS.   Sellers acknowledge that:   (i) Buyer,
as the purchaser of the Shares, will acquire the goodwill of the Company's steel fabrication business ("the Company's Business"), and is and will be engaged in the same business as previously conducted by the Company; (ii) Sellers are intimately familiar with the Company's Business; (iii) Sellers have had access to trade secrets of, and confidential information concerning, the Company's Business; and (iv) the agreements and covenants contained in this Section 9.1 are essential to protect the business and the goodwill being acquired by Buyer. After the Closing Date, Sellers covenant and agree as set forth in (b)-(d) below with respect to the Company's Business as it has been conducted during the five (5) year preceding the date of this Agreement.

               (a)  PAYMENT.   The Company agrees to pay to Sellers the sum of
$368,000.00 in consideration for the non-compete agreement, to be paid in equal quarterly installments as set forth in Schedule ii I(a), beginning June 1, 1999 and each quarter thereafter until paid in full.

               (b) NON-COMPETE. For a period commencing on the Closing Date and terminating four (4) years thereafter (the "Restricted Period"), Sellers shall not, anywhere in the geographic area being serviced by the Company as of the date of this Agreement, directly or indirectly, acting individually or as the owner, shareholder or partner of any entity: (i) engage in the steel fabrication business similar to that heretofore conducted by the Company; (ii) render any services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; or
(iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, principal, agent, trustee or lender.

               (c)    CONFIDENTIAL INFORMATION.   During the Restricted Period
and thereafter, Sellers shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all data and information relating to the Company's Business as heretofore conducted ("Confidential Information"), including, without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding practices and policies, product development techniques or plans, and technical processes; provided that the term "Confidential Information" shall not include information that: (i) is or becomes generally available to the public other than as a result of disclosure by Sellers; (ii) is general knowledge in the steel fabrication business and not specifically related to the Company's Business; or (iii) as may be required to be disclosed by any administrative or judicial tribunal.

               (d) PROPERTY OF THE COMPANY'S BUSINESS. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company's Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Sellers or the Company or made available to them relating to the Company's Business are and shall be the property of Buyer and have been delivered or will be delivered or made available to Buyer at the Closing, and Sellers shall be entitled to keep a copy of all financial memoranda, notes, records or other documents.

               (e) NON-SOLICITATION. Without the consent of Buyer, which may be granted or withheld by Buyer in its discretion, Sellers shall not, for a period of four (4) years from the Closing Date, solicit any employees of the Company to leave the employ of the Company and join Sellers in any business endeavor owned or pursued by Sellers. Sellers may employ any employee of the Company after the employment relationship between any such employee and the Company has been terminated provided that Sellers have not solicited such termination or encouraged such termination.

     Notwithstanding the foregoing, no covenant contained in this Section 9.1 shall prohibit Sellers from (i) performing Sellers' obligations under the Consulting Agreement attached as Exhibit 8.8, (ii) making investments in any public company which engages in activities similar to the Company Business, or
(iii) investing in any mutual fund or similar investment vehicle which invest in public or private entities which engage in activities similar to the Company Business.

          9.2 RIGHTS AND REMEDIES UPON BREACH. If Sellers breach or threaten to commit a breach of, any of the provisions of Section 9.1 herein (the "Restrictive Covenants"), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

                (a) DISCONTINUATION OF PAYMENTS.   The right and remedy to
cease making any further payments to Sellers under Section 9.l(a) during the period that Sellers breach or threaten to commit a breach of any of the Restrictive Covenants.

               (b)  SPECIFIC PERFORMANCE.   The right and remedy to have the
Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, in addition to any other rights or remedies, Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Sellers from any violation thereof.

               ( c) ACCOUNTING. The right and remedy to require Sellers to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Sellers as the result of any transactions constituting a breach of the Restrictive Covenants.

               (d) SEVERABILITY OF COVENANTS. Sellers acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               (e) BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

               (f) ENFORCEABILITV IN JURISDICTION. Sellers intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and Sellers that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     10. INDEMNIFICATION BY SELLERS. Sellers shall indemnify and hold harmless Buyer, at all times from and after the Closing Date, against and in respect to any Damages. For the purposes of this Section 10, the term "Damages" means the cost of any claims, actions, demands, deficiencies, lawsuits, losses, expenses, liabilities, penalties and damages (including, without limitation, attorneys' and accountants' fees incidental thereto or incidental to the enforcement by Buyer of this Agreement) resulting to Buyer, net of any insurance proceeds received by Buyer or the Company in reimbursement of such Damages, from: (a) any material inaccurate representation made to Buyer in or pursuant to this Agreement or in any certificate, schedule or other instrument or document delivered to Buyer pursuant to this Agreement; (b) any material breach of any of the warranties made to Buyer in or pursuant to this Agreement or in any certificate, schedule or other instrument or document delivered to Buyer pursuant to this Agreement;
(c) any material breach or default in the performance by Sellers of any of its covenants or obligations under this Agreement or in any certificate, schedule or other instrument or document delivered to Buyer pursuant to this Agreement;
(d) any material omission from any certificate, schedule or other instrument delivered to Buyer pursuant to this Agreement; or (e) any material litigation involving the Company relating to or arising from acts, events or omissions prior to the Closing Date. Sellers shall reimburse Buyer on demand for any payment made by Buyer at any time after the Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any Damages to which the foregoing indemnity relates; provided that, (i) Sellers shall have had the opportunity to be involved in the negotiation and defense of same;
(ii) Buyer shall have given prompt notice of all facts relating thereto and shall have fully cooperated with Sellers with respect thereto; and, (iii) all applicable appeal periods have expired.

     11. INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Sellers, at all times from and after the Closing Date, against and in respect to any Damages. For the purposes of this Section 11, the term "Damages" means the cost of any claims, actions, demands, deficiencies, lawsuits, losses, expenses, liabilities, penalties and damages (including without limitation, attorneys' and accountants' fees incidental to the enforcement by Sellers of this Agreement) resulting to Sellers, net of any insurance proceeds received by Sellers in reimbursement of such Damages, from: (a) any material inaccurate representation made to Sellers in or pursuant to this Agreement or any certificate, schedule or other instrument or document delivered to Sellers pursuant to this Agreement; (b) any material breach of any of the warranties made to Sellers in or pursuant to this Agreement or any certificate, schedule or other instrument or document delivered to Sellers pursuant to this Agreement; (c) any material breach or default in the performance by Buyer of any of its covenants or obligations under this Agreement or any certificate, schedule or other instrument or document delivered to Sellers pursuant to this Agreement; (d) any material omission from any certificate, schedule or other instrument delivered to Sellers by Buyer pursuant to this Agreement; or (e) any material litigation involving the Company relating to or arising from acts, events or omissions arising after the Closing Date. Buyer shall reimburse Sellers on demand for any payment made by Sellers at any time after the Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any Damages to which the foregoing indemnity relates; provided that Buyer shall have had the opportunity to be involved in the negotiation and defense of same and provided Sellers shall have given prompt notice of all facts relating thereto and shall have fully cooperated with Buyer with respect thereto.

     12. INDEMNIFICATION. No party hereto shall be liable for any Damages under this Agreement (whether under the indemnification provisions or otherwise) until the aggregate amount for which it would otherwise (but for this provision) be liable exceeds Twenty-Five Thousand Dollars ($25,000.00), in which case such party shall be liable to the other for all such Damages incurred. Furthermore, no party shall be liable to the other party hereunder (whether under the indemnification provisions or otherwise) to the extent that Damages exceed One Million Dollars ($1,000,000.00) in the aggregate, except for any claim arising from any representations and warranties of Sellers in
Section 5.12, which shall not be subject to the 51,000,000 limitation provided herein.

     13. BROKERAGE. Pursuant to the letter agreements dated August 21, 1998 and August 28, 1998 between Sellers and Larry L. Perdue, d/b/a "Asset Management," copies of which are attached as Exhibit 13 hereto (the "Perdue Agreement") pursuant to which certain broker's or finder's fees are owed by Sellers to Larry L. Perdue with respect to the transaction described herein. All such amounts due under the Perdue Agreement shall be paid by Sellers. Sellers shall indemnify Buyer against all loss, cost, damage, or expense, including attorney's fees, incurred by Buyer in any action based upon a claim by Mr. Perdue or any broker or other person that Sellers or the Company may have employed or otherwise engaged in connection with the transaction contemplated by this Agreement. Buyer shall indemnify Sellers against ail loss, cost, damage or expense, including attorney's fees, incurred by Sellers in any action based upon the claim of a broker or other person that Buyer has employed or otherwise engaged in connection with the transaction contemplated by this Agreement.

     14.  GENERAL.

          14.1 NOTICES. All notices required or permitted herein must be in writing and shall be deemed to have been duly given on the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the party to whom notice is to be given at the address set forth below:

          Sellers:                 John T. Madden and Patty L. Madden
                                   13701 E. 2nd
                                   Arcadia, Oklahoma 73007

          With a copy to:          Hartzog Conger & Cason
                                   Attn:  Steven C. Davis
                                   201 Robert S. Kerr Ave., Suite 1600
                                   Oklahoma City, Oklahoma 73102
                                   Telecopier No.. (405) 235-7329

          Buyer:                   Structural Holdings, Inc.
                                   c/o David Payne
                                   3000 Bane One Tower
                                   100 N. Broadway
                                   Oklahoma City, Oklahoma 73102

          With a copy to:          Phillips, McFall McCaffrey McVay &
                                     Murrah, P.C.
                                   Attn: Mel McVay/Robert O'Bannon
                                   14th  Floor, Two Leadership Square
                                   211 North Robinson
                                   Oklahoma City, Oklahoma 73102
                                   Telecopier No.: (405) 235-4100

or to such other addresses as either party hereto may designate to the other from time to time for this purpose. Any communication which is mailed shall be confirmed immediately by telecopier, but failure to so confirm shall not affect the effectiveness of such notice from and after the date on which such notice is actually received.

          14.2 INTEGRATED AGREEMENT. This instrument contains and constitutes the entire agreement between the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof. There are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth herein. All exhibits and all schedules attached hereto or delivered pursuant hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by both parties hereto.

          14.3 CONSTRUCTION. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Oklahoma. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.

          14.4 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

          14.5 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          14.6 LITIGATION EXPENSE. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' fees, court costs and other expenses incidental to such litigation.

          14.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          14.8 AMENDMENT AND WAIVER. This Agreement may be amended at any time, but only by an instrument in writing executed by both parties hereto. A party hereto may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement.

          14.9 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

          14.10 TIME OF ESSENCE. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

     Sellers:

                                   --------------------------------------
                                   JOHN T. MADDEN


                                   --------------------------------------
                                   PATTY L. MADDEN


     Buyer:                        STRUCTURAL HOLDINGS, INC.,
                                   a Delaware Corporation


                                   By:
                                        ----------------------------------
                                        David Payne, President